Exhibit 99.1

HOUSERAISING ESTABLISHES A TOTAL $8 MILLION LINE OF CREDIT FROM
WACHOVIA BANK BY ADDING NEW $4 MILLION OPERATING LINE

CHARLOTTE, N.C., February 13, 2007 /PRNewswire-FirstCall/ -- HouseRaising, Inc. (OTC: HRAI), a managed service provider to the custom homebuilding industry, announced today that it has entered into a loan agreement with Wachovia Bank (NYSE: WB), pursuant to which Wachovia agreed to make available a new operating line of credit in the amount of $4 million.

The new loan agreement, together with existing lines of credit from Wachovia, provides HouseRaising financing in the aggregate amount of $8.0 million.

Chairman, CEO and President Greg Wessling said, “We are excited to enter into this new agreement with Wachovia Bank and pleased to have had the opportunity to work with Robert Suddreth, senior vice president of Wachovia, in establishing and managing this relationship. Wachovia is one of the nation’s foremost banking and financial services institutions and we are delighted to have expanded our relationship and its commitment to our company. We believe it’s important to have a strategic alliance with a leading financial institution, especially one headquartered in our hometown.”

Mr. Suddreth said, “We are pleased to have the opportunity to work with HouseRaising in providing a line of credit for continued development of the company. We look forward to continuing our relationship with management.”

Wessling added, “We intend to use this capital to expedite the roll-out of our operations with custom homebuilders in North and South Carolina and the Gulf Coast region. We have opened a design center and zone office in New Orleans and partnered with local builders to build custom homes to principally replace houses demolished as a result of damage incurred in Hurricane Katrina.”

“We have signed agreements with 14 builders in the past several months,” he added. “The combination of our proprietary custom homebuilding system, national strategic relationships and builder partnerships will propel our company’s success in building the finest quality custom homes for our customers and ensure success for our builder partners.”

HouseRaising’s system and builder support network brings economies of scale to the ventures and its expert staff manages all vendor relationships. HouseRaising and builders share profits and all projects must meet HouseRaising exacting quality and operational standards.

ABOUT HOUSERAISING, INC. (OTC: HRAI)
HouseRaising, Inc. functions as general manager of projects, assisting affiliated builders from design and cost estimation to construction. Utilizing its internal use software, HouseRaising assists builder-members who have expanded their membership relations to become affiliated builders in improving the quality of the home while lowering the overall cost. HRAI offers members the opportunity to gain knowledge developed from 40 years of custom homebuilding. Though HouseRaising believes the knowledge alone is sufficient to attract builders, members also buy materials, equipment and insurance at wholesale prices. HouseRaising has developed patent-pending Disaster Relief Homebuilding Management Software. This system offers affected homeowners as well as homebuilders, funding agents and government agencies a step-by-step solution for rebuilding each individual home. HouseRaising is also in the business of building custom homes. For more information go to http://www.houseraising.com.

ABOUT WACHOVIA CORPORATION (NYSE: WB)
Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, providing a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services. Wachovia has retail and commercial banking operations in 21 states with 3,375 retail banking offices from Connecticut to Florida and west to Texas and California. In addition, two core businesses operate under the Wachovia Securities brand name: retail brokerage with 742 offices in 49 states and nine service affiliate offices in Latin America, and corporate and investment banking in selected industries nationwide. Other nationwide businesses include mortgage lending in 39 states and auto finance covering 46 states. Globally, Wachovia serves clients through more than 40 international offices. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com, and investment products and services at evergreeninvestments.com. At December 31, 2006, Wachovia had assets of $707 billion and market capitalization of $108 billion. For more information, go to http://www.wachovia.com.

Forward-Looking Statements
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:

HouseRaising, Inc. Karen Willoughby Investor Relations HouseRaising, Inc. T: 866-365-4724 E: Karen.Willoughby@HouseRaising.com	Investor Relations Arun Chakraborty VP, Investor Relations Stern & Co. T: 212-888-0044 E: achakrab@sternco.com	Media Relations Stan Froelich VP, Media Relations Stern & Co. T: 212-888-0044 E: sfroelich@sternco.com